                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Boston Chicken, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                             BOSTON CHICKEN, INC.

                   14103 DENVER WEST PARKWAY, GOLDEN, COLORADO 80401-4086

LOGO
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 13, 1997

  You are cordially invited to attend the annual meeting of stockholders of Boston Chicken, Inc. (the "Company"), which will be held at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado on Tuesday, May 13, 1997, at 10:00 a.m., Mountain Time, for the following purposes:

  1. To elect directors.

  2. To approve an amendment to the Company's 1995 Employee Stock Option
     Plan.

  3. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 17, 1997 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of the Company, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          /s/ Scott A. Beck

                                          Scott A. Beck
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

Golden, Colorado
April 1, 1997

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                             BOSTON CHICKEN, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 13, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Boston Chicken, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado at 10:00 a.m., Mountain Time, on May 13, 1997, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted (i) for the election of the nominees named herein as directors, (ii) for approval of the amendment to the Company's 1995 Employee Stock Option Plan (the "1995 Plan"), and (iii) on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy.

  Nominees for director receiving the affirmative vote of the holders of a plurality of the shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), present in person or represented by proxy and entitled to vote at the meeting will be elected as directors. Approval of the amendment to the 1995 Plan and, in general, approval of any other matter submitted to the stockholders for their consideration requires, in each case, the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at the meeting. An automated system administered by the Company's transfer agent, representatives of which will serve as inspectors of election, will be used to tabulate the votes. Abstentions, directions to withhold authority and broker non-votes are counted as shares present and entitled to vote in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Pursuant to the Company's bylaws, abstentions are not counted in tabulations of the votes cast on proposals presented to stockholders; however, with respect to the approval of the amendment to the 1995 Plan, abstentions are treated as "no" votes in accordance with applicable law. With respect to the 1995 Plan proposal, broker non-votes are deemed not entitled to vote on such proposal and, therefore, have no effect.

  The Company's principal executive offices are located at 14103 Denver West Parkway, Golden, Colorado 80401-4086 (telephone 303/278-9500). It is expected that proxy materials will be mailed to stockholders beginning on or about April 1, 1997.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 17, 1997 are entitled to vote at the annual meeting of stockholders. The Common Stock is the only voting stock of the Company outstanding, of which 64,829,487 shares were outstanding as of the close of business on March 17, 1997. Each share of Common Stock is entitled to one vote.

                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for a term expiring at the annual meeting of stockholders in 1998. All of the nominees are serving as directors as of the date of this Proxy Statement. During fiscal 1996, the Board of Directors was increased from nine to eleven members as permitted under the Company's bylaws in connection with the appointments of Laurence M. Zwain and Mark R. Goldston as directors of the Company in

August 1996. In August 1996, Jeffry J. Shearer, formerly a Vice Chairman of the Board and a director of the Company, and in January 1997, Saad J. Nadhir, formerly a Co-Chairman of the Board, President and a director of the Company, resigned from such positions. As a result, the Board of Directors was reduced from eleven to nine members as permitted under the Company's bylaws.

  The nine nominees for director receiving the vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting will be elected. Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted for election of the Board's nine nominees. If, however, any of such nominees should be unable or should fail to act as a nominee, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected.

  Scott A. Beck, age 38, joined the Company as Chairman of the Board, Chief Executive Officer, and a director in June 1992 and has been Chairman or Co-Chairman since that date. Mr. Beck also serves as Chairman of the Board of Einstein/Noah Bagel Corp., a majority-owned subsidiary of the Company ("ENBC"). In January 1997, he also assumed the responsibilities of President of the Company. He was Vice Chairman of the Board of Blockbuster Entertainment Corporation ("Blockbuster") from September 1989 until his retirement in January 1992, and Chief Operating Officer from September 1989 to January 1991. From June 1987 to August 1989, Mr. Beck was Managing Partner of Blockbuster's first and largest franchisee until its acquisition by Blockbuster in 1989. Since 1980, Mr. Beck has served as President of Pace Affiliates, Inc., an investment banking firm which he founded.

  Mark W. Stephens, age 42, joined the Company as Chief Financial Officer in October 1993 and, in addition, became a Vice Chairman of the Board and a director in December 1995. From November 1992 until October 1993, he was Managing Director of Haas, Wheat & Partners Incorporated, a private investment firm. From April 1989 until November 1992, Mr. Stephens was a Senior Vice President of Grauer & Wheat Investments, Inc. Prior thereto, Mr. Stephens was Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 until 1989 and Vice President of Merrill Lynch Private Capital from 1984 to 1985.

  Laurence M. Zwain, age 44, joined the Company in January 1996 as President and Chief Executive Officer of the Company's Boston Market division and, in addition, became a Vice Chairman of the Board and a director in August 1996. From November 1994 until joining the Company, Mr. Zwain served as President and Chief Operating Officer of PepsiCo Restaurants International, a division of PepsiCo, Inc. From September 1992 until November 1994, he served as President and Chief Executive Officer of KFC International. From February 1991 until September 1992, he served as Senior Vice President of Operations for KFC International. From October 1988 until February 1991, he served as Division Vice President of Pizza Hut, Inc.'s Western U.S. region. Mr. Zwain was Vice President of New Concepts for Pizza Hut from 1987 to 1988, and served as Vice President of National Marketing for Pizza Hut from 1986 to 1987. KFC International and Pizza Hut, Inc. are subsidiaries of PepsiCo, Inc.

  Mark R. Goldston, age 42, joined the Company in January 1996 to undertake various special projects and became a Vice Chairman of the Board and a director in August 1996. Mr. Goldston also serves as President, Chief Executive Officer and a director of ENBC. From July 1994 to April 1996, Mr. Goldston was the Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm. From October 1991 to June 1994, Mr. Goldston served as President and Chief Operating Officer of L.A. Gear, Inc.

  Dean L. Buntrock, age 65, has been a director of the Company since October 1993. Mr. Buntrock is a director of WMX Technologies, Inc. ("WMX") and has served as Chairman of the Board of WMX since its founding in 1968. From 1968 until June 1996, Mr. Buntrock served as Chief Executive Officer of WMX and in February 1997, assumed the position of acting Chief Executive Officer of WMX. Mr. Buntrock is a director of Waste Management International plc and Wheelabrator Technologies Inc., both subsidiaries of WMX. He is also a director of First Chicago NBD Corporation.

  Arnold C. Greenberg, age 63, has been a director of the Company since February 1991. He is an attorney and has been a self-employed private investor and business consultant since May 1988. From 1985 to May 1988, Mr. Greenberg was the Chairman of the Board of Directors and Chief Executive Officer of Coleco Industries, Inc.

  J. Bruce Harreld, age 46, became a director of the Company in June 1993. From September 1993 until October 1995, he served as President of the Company. In October 1995, Mr. Harreld became Senior Vice President-Strategy of International Business Machines Corporation. Mr. Harreld has been Chairman of JBH, Inc., management consultants, and an Adjunct Professor of Management of the J.L. Kellogg School of Management of Northwestern University since June 1993. From June 1993 until September 1993, JBH, Inc. and Mr. Harreld provided services to the Company relating to systems and process consulting, design and implementation management under a consulting agreement that was terminated in September 1993. Mr. Harreld was the Senior Vice President, Marketing and Information Services from 1992 to 1993 and the Senior Vice President/Chief Information Officer from 1989 to 1992 of Kraft General Foods, Inc. He was the Senior Vice President, Chief Information Officer from 1988 to 1989 and the President, Venture Division and the Senior Vice President, Strategy and Development from 1987 to 1988 of Kraft, Inc.

  M Howard Jacobson, age 64, has been a director of the Company since February 1991. Since October 1991, he has been a Senior Advisor to Bankers Trust, Private Advisory Services. From August 1989 to August 1991, he was a Senior Advisor to Prudential Bache Capital Funding. Prior thereto, Mr. Jacobson was President, Treasurer and a director of Idle Wild Foods, Inc., a Fortune 500 company. Mr. Jacobson also serves as a director of Allmerica Property and Casualty Companies, Inc., Wyman-Gordon Company and Stonyfield Farm, Inc.

  Peer Pedersen, age 72, has been a director of the Company since January 1993. Mr. Pedersen is managing partner of Pedersen & Houpt, P.C., a Chicago law firm, where he has practiced law since 1957. Mr. Pedersen serves as a director of WMX, Aon Corporation, Extended Stay America, Inc. and Latin America Growth Fund.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES FOR DIRECTOR.

         PRINCIPAL STOCKHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information regarding the beneficial and economic ownership of Common Stock as of March 17, 1997 by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The economic interest reflected in the following table is calculated as set forth in footnote 1 thereto and represents shares of Common Stock in which the individual has a pecuniary interest, i.e., the opportunity to profit or share in any profit derived from a transaction in the Common Stock. Unless otherwise indicated, ownership includes sole voting and investment power.

                                                              PERCENT OF
                            NUMBER OF SHARES OWNED        COMMON STOCK OWNED
                          --------------------------- ---------------------------
                             ECONOMIC    BENEFICIALLY    ECONOMIC    BENEFICIALLY
          NAME            INTEREST(1)(2) OWNED(2)(3)  INTEREST(1)(2) OWNED(2)(3)
          ----            -------------- ------------ -------------- ------------
BC Midwest Trust(4).....    5,261,430      5,261,430        8.1%          8.1%
Scott A. Beck(4)(5).....    6,303,175      9,544,333        9.7%         14.6%
Saad J. Nadhir(4)(6)....    3,178,201      7,568,191        4.9%         11.5%
Mark W. Stephens........      302,813        293,010          *             *
Laurence M. Zwain.......       29,803         19,999          *             *
Mark A. Link............       15,963         13,512          *             *
Thomas R. Sprague.......       27,265         27,362          *             *
Dean L. Buntrock........      558,714        471,303          *             *
Mark R. Goldston........      109,999        109,999          *             *
Arnold C. Greenberg.....      200,056        200,056          *             *
J. Bruce Harreld........      151,650        151,650          *             *
M Howard Jacobson(7)....      252,097        287,857          *             *
Peer Pedersen...........      669,880        582,469        1.0%            *
Putnam Investments,
 Inc....................           (8)     4,738,484        (8)           7.3%
Chancellor LGT Asset
 Management Inc.,
 Chancellor LGT Trust
 Company and LGT Asset
 Management, Inc........           (8)     5,747,920        (8)           8.9%
T. Rowe Price
 Associates, Inc........           (8)     3,764,850        (8)           5.8%
The TCW Group, Inc......           (8)     3,384,776        (8)           5.2%
All directors and
 executive officers as a
 group
 (excluding Messrs.
 Nadhir and Sprague) (11
 persons)...............    8,604,051     11,679,187       13.0%         17.7%

--------
*  Less than 1%.
(1) Economic interest is calculated by including shares directly owned and, in the case of individuals and all directors and executive officers as a group, shares such individuals or group are entitled to receive (i) upon exercise of outstanding options exercisable within 60 days of March 17, 1997, (ii) as beneficiaries upon a liquidation of BC Midwest Trust, and
    (iii) as members of Market Partners, L.L.C. ("Market Partners"). Based on the current BC Midwest Trust accounts, the number of shares the following individuals and all executive officers and directors as a group would be entitled to receive as beneficiaries upon liquidation of the BC Midwest Trust is as follows: Mr. Beck--2,242,017; Mr. Buntrock--62,901; Mr. Nadhir--1,161,909; Mr. Pedersen--62,901; and all executive officers and directors as a group (including such individuals, except Mr. Nadhir)-- 2,367,819. Based on their current ownership interest in Market Partners, the following individuals and all executive officers and directors as a group would be entitled to receive warrants exercisable for the following number of shares of Common Stock: Mr. Buntrock--24,510; Mr. Pedersen-- 24,510; Mr. Stephens--9,803; Mr. Link--2,451; Mr. Zwain--9,804; and all
    executive officers and directors as a group (including such individuals)-- 75,980. Ownership of shares for Mr. Beck excludes 10,610 shares of Common Stock owned by his spouse. Ownership of shares for Mr. Nadhir (i) excludes 29,334 shares of

   Common Stock beneficially owned by him, as to which he has granted an option to purchase to an individual and (ii) excludes 50,000 shares of Common Stock owned by his spouse. Ownership of shares for Mr. Sprague excludes 97 shares subject to options held by his spouse which were exercisable within 60 days of March 17, 1997. Ownership of shares for Mr. Jacobson excludes 35,760 shares held by his spouse.
(2) Includes shares subject to options which were exercisable within 60 days of March 17, 1997 as follows: Mr. Beck--603,510; Mr. Buntrock--18,806; Mr. Goldston--109,999; Mr. Greenberg--54,616; Mr. Harreld--101,650; Mr.
    Jacobson--54,616; Mr. Link--13,512; Mr. Nadhir--687,082; Mr. Pedersen--
    29,972; Mr. Sprague--19,200; Mr. Stephens--116,010; Mr. Zwain--19,999; and
    all executive officers and directors as a group (including such individuals, except Messrs. Nadhir and Sprague)--1,127,689.
(3) Beneficial ownership is calculated in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, ownership includes sole voting and dispositive power. Shares of Common Stock beneficially owned by BC Midwest Trust are shown as beneficially owned by Mr. Beck and Mr. Nadhir by virtue of their ownership of shares of BC Midwest, Inc., the trustee of BC Midwest Trust.
(4) The address for BC Midwest Trust is 4770 Baseline Road, Suite 380, Boulder, Colorado 80303 and the address for Messrs. Beck and Nadhir is 14123 Denver West Parkway, Golden, Colorado 80401-4086.
(5) Excludes 311,110 shares gifted by Mr. Beck to a charitable foundation in October 1996.
(6) Includes 908,938 shares of Common Stock held by a limited liability company of which Mr. Nadhir is the sole member and manager.
(7) Ownership of shares for Mr. Jacobson excludes 40,800 shares owned by his children, of which shares he disclaims beneficial ownership.
(8) In February 1997, the Company received copies of statements on Schedule 13G filed pursuant to Rule 13d-1 under the Exchange Act by each of (i) Putnam Investments, Inc. ("Putnam"), (ii) Chancellor LGT Asset Management, Inc. ("Asset Management"), Chancellor LGT Trust Company ("Trust Company") and LGT Asset Management, Inc. ("LGT Asset Management") (together, "Chancellor") (iii) T. Rowe Price Associates, Inc. ("Price Associates") and
    (iv) The TCW Group, Inc. ("TCW Group") and Robert Day (together, "TCW"). The Putnam statement indicated that Putnam, along with certain of its investment management subsidiaries, shared voting power with respect to 242,100 shares of Common Stock shown in the table above for Putnam and shared dispositive power with respect to all of the shares of Common Stock shown in the table above for Putnam. The statement for Putnam also indicated that it is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the "Advisers Act") and that it had filed the Schedule 13G on behalf of itself, Marsh & McLennan Companies, Inc., Putnam's parent corporation, and certain of Putnam's investment management subsidiaries, all of which are deemed beneficial owners of the shares of Common Stock shown in the table above for Putnam. The address for Putnam is One Post Office Square, Boston, Massachusetts 02109. The Chancellor statement indicated that Asset Management and Trust Company, as investment advisers for various fiduciary accounts, and LGT Asset Management, as the holding company for Asset Management, have sole voting and dispositive power with respect to all of the shares of Common Stock shown in the table above for Chancellor. The statement for Chancellor also indicated that Asset Management is an investment adviser registered under
    Section 203 of the Advisers Act and Trust Company is a bank as defined in
    Section 3(a)(6) of the Exchange Act. The address for each of Asset Management, Trust Company and LGT Asset Management is 1166 Avenue of the Americas, New York, New York 10036. The Price Associates statement indicated that Price Associates had sole voting power with respect to 140,050 shares of Common Stock shown in the table above for Price Associates and had sole dispositive power with respect to all of the shares of Common Stock shown in the table above for Price Associates. The statement for Price Associates also indicated that it is an investment adviser registered under Section 203 of the Advisers Act. The address for Price Associates is 100 East Pratt Street, Baltimore, Maryland 21203. The TCW statement indicated that TCW Group had sole voting and sole dispositive power with respect to all of the shares of Common Stock shown in the table above for TCW Group and such shares include 501,225 shares issuable upon the conversion of $58,750,000 aggregate principal amount at maturity of the Company's Liquid Yield Option Notes dues June 1, 2015. The statement for TCW Group indicated TCW had filed the Schedule 13G on behalf of itself, Robert Day, who may be deemed to control TCW and other holders of shares of Common Stock, and certain of TCW's investment management subsidiaries, all of which are deemed beneficial owners of the shares of Common Stock shown in the table above for TCW Group. The statement for TCW also indicated that TCW is a parent holding company for purposes of Rule 13d-1 under the Exchange Act. The address for TCW Group is 865 South Figueroa Street, Los Angeles, California 90017 and for Mr. Day is 200 Park Avenue, Suite 2200, New York, New York 10166.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it and inquiries of such persons, the Company notes that as a result of two transactions during fiscal year 1996, Mr. Harreld filed one untimely report. The Company believes that all other filing requirements applicable to its executive officers, directors and greater than 10% stockholders were complied with.

OWNERSHIP OF EINSTEIN/NOAH BAGEL CORP. COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of ENBC's common stock as of March 17, 1997 by (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below; and (iii) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power.

                                                                  SHARES
                                                            BENEFICIALLY OWNED
                                                           --------------------
                              NAME                         NUMBER(1)(2) PERCENT
                              ----                         ------------ -------
      Scott A. Beck(3)....................................   131,652        *
      Saad J. Nadhir......................................     7,386        *
      Mark W. Stephens....................................   116,532        *
      Laurence M. Zwain...................................    13,548        *
      Mark A. Link........................................     6,049        *
      Thomas R. Sprague(4)................................     6,909        *
      Dean L. Buntrock(5).................................   100,712        *
      Mark R. Goldston....................................   274,592        *
      Arnold C. Greenberg.................................    12,500        *
      J. Bruce Harreld....................................     2,500        *
      M Howard Jacobson(6)................................     1,000        *
      Peer Pedersen.......................................   126,239        *
      All directors and executive officers as a group
       (excluding Messrs. Nadhir and Sprague) (11
       persons)...........................................   787,824      2.4%

--------
*  Less than 1%.
(1) Includes shares of ENBC common stock subject to options granted by ENBC which are exercisable within 60 days of March 17, 1997 as follows: Mr. Goldston--11,403; Mr. Link--3,059; Mr. Sprague--3,059; Mr. Stephens-- 4,588; and all directors and executive officers as a group (excluding Mr. Sprague)--19,050. Also includes shares of ENBC common stock subject to options granted by the Company which are exercisable within 60 days of March 17, 1997 as follows: Mr. Stephens--7,834; Mr. Zwain--6,267; and Mr. Goldston--230,931; and all executive officers and directors as a group-- 245,032. Also includes the following shares of ENBC common stock subject to warrants that the following individuals and all executive officers and directors as a group have received or are entitled to receive as a result of their ownership interest in Bagel Store Development Funding, L.L.C.:
    Mr. Beck--55,432; Mr. Zwain--4,782; Mr. Buntrock--56,250; Mr. Pedersen-- 47,813; and all executive officers and directors as a group--164,277. See "Certain Transactions--Einstein/Noah Bagel Corp."

(2) Excludes the aggregate number of shares of common stock of ENBC owned by the Company that may be deemed to be beneficially owned by such individuals, because each such individual (other than Mr. Nadhir) may be deemed to be an affiliate of the Company. Each such individual disclaims any beneficial ownership of such shares.
(3) Includes 17,948 shares held by a limited partnership, of which Mr. Beck is the general partner.
(4) Includes 350 shares held by Mr. Sprague's spouse. Mr. Sprague disclaims beneficial ownership of such shares.
(5) Includes 56,250 shares of ENBC common stock subject to warrants held by a limited liability company of which Mr. Buntrock and his spouse own a majority of the membership interests. See Footnote 1.
(6) Includes 500 shares of ENBC common stock held by Mr. Jacobson's spouse, of which shares Mr. Jacobson disclaims beneficial ownership, and excludes 1,500 shares of ENBC common stock held by his children.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The four standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee, the functions and membership of which are described below. The Board of Directors does not have a standing nominating committee. The Board of Directors held an aggregate of six regular and special meetings in 1996 and also acted by unanimous written consent nine times.

  Executive Committee. The Executive Committee consists of four directors:
Messrs. Beck, Stephens, Goldston and Zwain. The Executive Committee held no formal meetings during fiscal 1996 but acted by unanimous written consent four times. The Executive Committee has the same powers as the Board of Directors and may act when the Board is not in session, subject to the limitations of the Delaware General Corporation Law. Mr. Shearer served as a member of the Executive Committee during fiscal 1996 until his resignation as an officer and director of the Company. Mr. Nadhir served as a member of the Executive Committee during fiscal 1996, but resigned from the Executive Committee in connection with his resignation as an officer and director of the Company.

  Audit Committee. The Audit Committee consists of four non-employee directors: Messrs. Buntrock, Greenberg, Jacobson and Pedersen. The Audit Committee met twice during fiscal 1996. The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for, and scope of, the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board of Directors.

  Compensation Committee. The Compensation Committee consists of three non-employee directors: Messrs. Greenberg, Jacobson and Pedersen. The Compensation Committee met twice during fiscal 1996. The Compensation Committee is responsible for establishing policies for, and making recommendations to, the Board of Directors regarding salaries and certain other compensation to be paid to officers of the Company.

  Stock Option Committee. The Stock Option Committee consists of two non-employee directors: Messrs. Greenberg and Jacobson. The Stock Option Committee met five times during fiscal 1996 and also acted by unanimous written consent six times. The Stock Option Committee is responsible for the administration of, and the granting of all options under, the Company's Amended and Restated 1991 Employee Stock Option Plan (the "1991 Plan") and the 1995 Plan.

  Mr. Harreld attended three of the six meetings held by the Board of Directors in fiscal 1996. During the time each other director served in such capacity in fiscal 1996, no such director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

  Nominations for election of directors are made by the Board of Directors and, pursuant to the Company's bylaws, may be made by a committee appointed by the Board or by any stockholder entitled to vote in the election of directors. See "Submission of Stockholder Proposals for the 1998 Annual Meeting" for procedures with respect to nominations by stockholders.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation for each of the fiscal years ended December 29, 1996, December 31, 1995 and December 25, 1994 received by the Company's Chief Executive Officer, the Company's four other most highly compensated executive officers and Thomas R. Sprague, for whom disclosure would have been required but for the fact Mr. Sprague resigned as Executive Vice President of the Company in December 1996 (the "named executive officers"). The Company does not have a restricted stock award program or a long-term incentive plan.

                                                               SECURITIES
                                                               UNDERLYING
   NAME AND PRINCIPAL                           OTHER ANNUAL    OPTIONS    ALL OTHER
        POSITION         YEAR  SALARY   BONUS  COMPENSATION(1)    (#)     COMPENSATION
   ------------------    ---- -------- ------- --------------- ---------- ------------
Scott A. Beck........... 1996 $200,000 $     0     $     0       50,000     $      0
 Chairman,               1995  176,923       0           0       19,355            0
 President and Chief
  Executive Officer      1994  149,998       0           0       55,252            0
Saad J. Nadhir(2)....... 1996  200,000       0      24,307       50,000       34,555(3)
 Former Co-Chairman and  1995  176,923       0      28,000       19,355       19,409
 President               1994  149,998       0           0       55,252        3,210
Mark W. Stephens........ 1996  353,846       0       4,213       50,000            0
 Vice Chairman and       1995  176,923       0       4,000       19,355        2,401
 Chief Financial Officer 1994  149,998       0           0       55,252       11,446
Laurence M. Zwain(4).... 1996  350,769  92,308           0      250,000      210,227(3)
 Vice Chairman,
  President              1995      --      --          --           --           --
 and Chief Executive     1994      --      --          --           --           --
 Officer of the Boston
 Market division
Mark A. Link............ 1996  125,072       0           0       16,969            0
 Vice President--
  Financial              1995  116,827       0           0       17,477        1,000
 Reporting               1994  100,000       0           0       18,000       47,302
Thomas R. Sprague....... 1996  200,000       0           0       11,823            0
 Former Executive Vice   1995  143,269       0           0       19,355            0
 President               1994  130,898       0           0       29,468       25,444

--------
(1) Constitutes taxable income in connection with personal use of aircraft leased by Company calculated in accordance with Internal Revenue Service requirements.
(2) Mr. Nadhir resigned as Co-Chairman of the Board and President of the Company in January 1997.
(3) Amount reported for Mr. Nadhir represents relocation reimbursements. Amount reported for Mr. Zwain includes $209,227 in relocation reimbursements and $1,000 for entering into a non-compete agreement.
(4) Mr. Zwain became President and Chief Executive Officer of the Company's Boston Market division in January 1996 and a Vice Chairman of the Company in August 1996.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made to the named executive officers during the fiscal year ended December 29, 1996.

                                              PERCENT
                                             OF TOTAL                      POTENTIAL REALIZABLE
                                              OPTIONS                        VALUE AT ASSUMED
                                              GRANTED                      ANNUAL RATES OF STOCK
                                                TO                          PRICE APPRECIATION
                                             EMPLOYEES EXERCISE             FOR OPTION TERM(2)
                         DATE OF   OPTIONS   IN FISCAL OR BASE  EXPIRATION ---------------------
NAME                     GRANT(1) GRANTED(1)   YEAR     PRICE      DATE        5%          10%
----                     -------- ---------- --------- -------- ---------- ---------- --------------
Scott A. Beck........... 7/16/96    50,000      3.29%  $25.3750 7/16/2006  $  797,910 $2,022,061
Saad J. Nadhir.......... 7/16/96    50,000      3.29    25.3750 7/16/2006     797,910  2,022,061
Mark W. Stephens........ 7/16/96    50,000      3.29    25.3750 7/16/2006     797,910  2,022,061
Laurence M. Zwain....... 1/17/96   200,000     13.15    27.9375 1/17/2006   3,513,949  8,905,036
                         7/16/96    50,000      3.29    25.3750 7/16/2006     797,910  2,022,061
Mark A. Link............ 5/14/96     6,969      0.46    35.8750 5/14/2006     157,232    398,456
                         7/16/96    10,000      0.66    25.3750 7/16/2006     159,582    404,412
Thomas R. Sprague....... 7/16/96    11,823      0.78    25.3750 7/16/2006     186,674    478,136

--------
(1) Options granted become exercisable with respect to 10% of the total number of shares on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant and the balance on the fourth anniversary of the date of grant.
(2) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth for the named executive officers aggregated information concerning each exercise of stock options during the fiscal year ended December 29, 1996 and the fiscal year-end value of unexercised options.

                          SHARES                     NUMBER OF           VALUE OF UNEXERCISED
                         ACQUIRED               UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                            ON      VALUE     AT FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)
                         EXERCISE  REALIZED  ------------------------- -------------------------
NAME                       (#)       ($)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     -------- ---------- ------------------------- -------------------------
Scott A. Beck...........       0           0      551,010/151,097       $17,867,594/$2,661,840
Saad J. Nadhir..........       0           0      634,582/151,097        20,696,707/ 2,661,840
Mark W. Stephens........       0           0      108,510/166,097         2,945,747/ 3,003,093
Laurence M. Zwain.......       0           0            0/250,000                 0/ 1,831,250
Mark A. Link............       0           0        7,147/ 45,299           115,219/   494,144
Thomas R. Sprague.......  75,109  $2,593,706            0/ 90,050                 0/ 1,841,118

DIRECTOR COMPENSATION

  In addition to annual option grants to purchase shares of Common Stock having a fair market value of $200,000 at the date of grant under the Amended and Restated Stock Option Plan for Non-Employee Directors, directors who are not officers or employees of, or consultants to, the Company receive $500 cash compensation for each Board of Directors meeting at which they are present and for each Committee meeting at which they are present not held in conjunction with a meeting of the Board of Directors. Outside directors are also reimbursed for their expenses for each Board and committee meeting attended.

  See also "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Compensation Committee of the Board of Directors during the year ended December 29, 1996: Arnold C. Greenberg, M Howard Jacobson and Peer Pedersen.

  No executive officer of the Company, except for Scott A. Beck, Chairman of the Board, President, Chief Executive Officer and a director of the Company, and Mark R. Goldston, a Vice Chairman of the Board and a director of the Company, served as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. Mr. Beck is Chairman of the Board and a member of the compensation committee of ENBC's board of directors and Mr. Goldston is President, Chief Executive Officer and a director of ENBC.

  Mr. Pedersen has a minority equity interest in two of the Company's area developers, which area developers are partially financed by the Company. Mr. Pedersen also has an indirect, minority equity interest in BC Equity Funding, L.L.C. ("BCEF") and Market Partners, which have invested in area developers partially financed by the Company. In August 1996, Messrs. Greenberg, Jacobson and Pedersen purchased shares of ENBC common stock from ENBC as follows: Mr. Greenberg--12,500; Mr. Jacobson--500; and Mr. Pedersen--2,500. The aggregate purchase price paid by Messrs. Greenberg, Jacobson and Pedersen were $203,575, $7,905 and $39,525, respectively. See "Certain Transactions."

  IN ACCORDANCE WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, THE INFORMATION INCLUDED UNDER THE CAPTIONS "REPORT OF THE COMPENSATION COMMITTEE" AND "PERFORMANCE GRAPH" WILL NOT BE DEEMED TO BE FILED OR TO BE PROXY SOLICITING MATERIAL OR INCORPORATED BY REFERENCE IN ANY PRIOR OR FUTURE FILINGS BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Board of Directors has two standing committees responsible for executive compensation matters. The Compensation Committee has overall responsibility for cash compensation and the Stock Option Committee has overall responsibility for stock option grants, including grant approval and plan administration. The following report on executive compensation is furnished by the members of both such committees.

GENERAL POLICIES

  The Company's compensation program is intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve corporate objectives in a dynamic environment operating in a highly competitive industry, and thereby increase stockholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives. For 1996, the Company's executive compensation consisted primarily of salary and stock options, with a structure heavily weighted to stock-based compensation. The Committee believes that stock-based compensation, in the form of stock options, directly aligns the interests of management and the Company's stockholders to increase stockholder value over a period of years.

CASH COMPENSATION

  Cash compensation for executive officers consists of salary and, in the case of Mr. Zwain, a cash bonus for 1996 pursuant to his employment arrangement with the Company. In 1996 and prior years, bonuses generally have not been part of the Company's general executive compensation structure.

  The Compensation Committee is aware that each executive officer, upon joining the Company, experienced a significant reduction in annual cash compensation from his prior employment. In addition, the Committee believes, based on the general knowledge and experience of the Committee members, that base salaries for executive officers are generally low relative to (i) cash salaries of similarly sized or otherwise comparable companies, (ii) the contributions of the executive officers in developing the Boston Market system, and (iii) their experience, responsibilities and achievements.

  Base salaries for executive officers are determined by a subjective assessment of responsibilities and position within the Company, individual performance and the Company's overall performance. No specific corporate performance measures are considered. In general, the Chief Executive Officer recommends base salaries for executive officers (other than himself) to the Compensation Committee for its consideration annually and otherwise from time to time as appropriate. Salaries for 1996 were increased from 1995 levels based on a subjective assessment of the factors described above.

STOCK OPTIONS

  The Stock Option Committee and Compensation Committee consider incentive compensation in the form of stock options to be an integral, important and relatively large part of executive compensation in particular and employee compensation generally. All options granted have an exercise price equal to the fair market value of the Common Stock on the grant date.

  Options are granted generally to executive officers and other employees employed at the Company's support center upon commencement of employment and annually near the beginning of each year at the discretion of the Stock Option Committee. In exercising such discretion, the Stock Option Committee uses a formula that considers factors such as salary, position and responsibilities, the date of commencement of employment in relation to the next annual option grant, factors relating to recruiting and employment offers, significant salary changes and promotions and other factors relating to special performance. Option grants relating to recruiting and employment offers and special circumstances are recommended by management. The annual stock option grant for 1996 was made in December 1995. The Stock Option Committee made an additional grant of options to executive officers and other employees of the Company in July 1996.

  The number of options previously granted to executive officers was not a factor considered by the Stock Option Committee in determining the number of options granted in fiscal 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Scott A. Beck joined the Company as Chairman of the Board, Chief Executive Officer, and a director in June 1992 and has been Chairman or Co-Chairman since that date. In January 1997, he also assumed the responsibilities of President of the Company.

  The Compensation Committee believes that Mr. Beck's entrepreneurial drive, dedication, commitment, and knowledge have been of vital importance to the successful and ongoing growth of the administration and operations of the Company. Mr. Beck's compensation consists of base salary and stock options.

  In determining Mr. Beck's base salary for 1996, the Compensation Committee evaluated Mr. Beck's personal performance, including his success in developing and executing corporate strategy, his commitment to the Company's success, and the Company's performance with respect to factors such as developing and growing the Boston Market system, revenue growth, and return on stockholders' equity. With respect to Mr. Beck's annual stock option grant and his stock option grant on July 16, 1996, the Stock Option Committee considered the same factors that were used to determine stock option grants to all executive officers. At Mr. Beck's request, his salary and stock option grants were not greater than the salary and stock option grants of other senior executive officers. As with the other executive officers of the Company, the Compensation Committee believes that Mr. Beck's compensation, and in particular his salary, has been low relative to the compensation of similar executive officers of similarly sized or otherwise comparable companies of which the Compensation Committee members are aware, and relative to Mr. Beck's contributions to the Company.

POLICY REGARDING RULE 162(M)

  In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which is described in this Proxy Statement under "Adoption of Amendment to the 1995 Employee Stock Option Plan--Federal Income Tax Consequences of the 1995 Plan", limits the tax deductibility of annual compensation paid to certain executive officers to $1 million, subject to an exception for "performance-based" compensation plans as defined under that Section. The Company believes that its 1991 Plan and 1995 Plan qualify as "performance-based" plans that are not subject to the $1 million cap. The other compensation currently paid to the Company's executive officers is not expected to exceed the $1 million cap. The Committee's current policy is to maintain a compensation structure that permits all executive compensation to be tax deductible by the Company. However, circumstances may arise in the future that might result in the Committee authorizing compensation that is not entirely deductible.

CONCLUSION

  The Compensation Committee and Stock Option Committee intend to continue the policy of providing a significant portion of executive compensation in the form of at-risk, incentive-based compensation, such as stock options. The Committees believe that such a policy, which directly aligns the financial interests of management with the financial interests of stockholders, provides the proper incentives to attract, reward and retain high quality management. The Committees intend to review the executive compensation structure at least annually, increase salaries and make option grants, and provide additional forms of incentive-based or fixed compensation, all as the Committees believe appropriate to continue attracting and retaining management with the necessary experience and expertise to further the Company's growth.

     COMPENSATION COMMITTEE MEMBERS       STOCK OPTION COMMITTEE MEMBERS
     ARNOLD C. GREENBERG                  ARNOLD C. GREENBERG
     M HOWARD JACOBSON                    M HOWARD JACOBSON
     PEER PEDERSEN

                               PERFORMANCE GRAPH

  The Company has determined that a peer group that is representative of its line of business and its stage of commercial development is appropriate for performance comparison purposes. The members of the peer group are Applebees International, Inc., Au Bon Pain Co. Inc., Brinker International Inc., Buffets, Inc. (acquired Hometown Buffet, Inc. in September 1996), Checkers Drive-In Restaurants, Inc., Foodquest, Inc. (formerly Clucker's Wood Roasted Chicken, Inc.), Cracker Barrel Old Country Store, Inc., Fresh Choice, Inc., Koo Koo Roo, Inc., McDonald's Corp., Outback Steakhouse Inc., Papa John's International Inc., Pollo Tropical Inc., Rally's Hamburgers Inc., Sbarro Inc., Sonic Corp., Starbucks Corp., Taco Cabana, Inc., and Wendy's International Inc. (the "Peer Group Index"). The following graph compares the percentage change in the cumulative total returns on the Common Stock, the Peer Group Index, and the Standard & Poor's 500 Index (assuming reinvestment of any dividends) for the period beginning on November 8, 1993, the effective date of the registration of the Common Stock under Section 12 of the Exchange Act, and ending on December 27, 1996, the last day on which shares of Common Stock traded on the Nasdaq National Market prior to December 29, 1996, the last day of the Company's 1996 fiscal year.

                        COMPARISON OF CUMULATIVE RETURN
                    VS. PEER GROUP AND S&P 500 INDICES (1)

                             [GRAPH APPEARS HERE]

                        11/8/93     12/23/93     12/23/94     12/29/95     12/27/96
                        -------     --------     --------     --------     --------
Boston Chicken, Inc.     $100       $190.00      $160.00      $321.30      $347.50
Peer Group               $100       $102.13      $ 93.25      $137.23      $144.39
S&P 500                  $100       $100.25      $101.57      $139.75      $171.83

--------
(1) Assumes $100 invested on November 8, 1993 in Common Stock, the Peer Group Index, and the S&P 500 Index. Historical results are not necessarily indicative of future performance.

                             CERTAIN TRANSACTIONS

TRANSACTION WITH AREA DEVELOPERS

  R&A FOOD SERVICES, L.P. Lawrence Beck, Scott Beck's father, is a minority investor in R&A Food Services, L.P. ("R&A"), the Company's area developer in the Miami/Ft. Lauderdale, West Palm Beach/Ft. Pierce/Vero Beach, Ft. Myers/Naples, Tampa/St. Petersburg and Orlando areas dominant of influence ("ADIs"), and a director of, and minority stockholder in, R&A Food Services, Inc., the general partner of R&A. In fiscal 1996, R&A paid to the Company an aggregate of approximately $8.6 million in franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, in fiscal 1996, R&A paid to the Company $7.7 million in interest on its loan with the Company. The Company believes that the terms of the area development agreement and each franchise agreement entered into with R&A are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with R&A are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  P&L FOOD SERVICES, L.L.C. Lawrence Beck is the majority equity holder in P&L Food Services, L.L.C. ("P&L"), the Company's area developer in the Pittsburgh, Cleveland, and Youngstown ADIs. During fiscal 1996, P&L's development agreement and secured loan agreement with the Company were amended to, among other things, increase the number of stores under P&L's development obligation. In connection with the execution of such amendments, the Company sold to P&L Company stores located in the Columbus metropolitan area at net book value for an aggregate purchase price of $5.5 million pursuant to an asset sale agreement and entered into a franchise agreement with P&L for each such store. The Company realized no significant gain or loss on such sale. In fiscal 1996, P&L paid to the Company an aggregate of approximately $3.4 million in development, franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, in fiscal 1996, P&L paid to the Company approximately $3.0 million in interest on its loan with the Company and approximately $1.1 million for the purchase of a warrant to purchase shares of Common Stock. The Company believes that the terms of the area development agreement and each franchise agreement entered into with P&L are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with P&L are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  BC GREAT LAKES, L.L.C. Jeffry J. Shearer, a former Vice Chairman of the Board and former director of the Company, Peer D. Pedersen, son of Peer Pedersen, a director of the Company, and Lawrence Beck are each minority stockholders in BC Chicago, Inc., which is the managing member of BC Great Lakes, L.L.C. ("BC Great Lakes"), the Company's area developer in the Chicago, Milwaukee, Green Bay and Detroit ADIs. Peer Pedersen and Dean L. Buntrock, each of whom is a director of the Company, two members of Mr. Buntrock's family, and a Buntrock family trust are limited partners of BC Detroit/Seattle, L.P. ("BC Detroit/Seattle"), which is a partner of BC Detroit, L.P., which is a member of BC Great Lakes. In fiscal 1996, BC Great Lakes paid to the Company an aggregate of approximately $9.4 million in development, franchise, royalty, software license, software maintenance, accounting and other fees and rent. In addition, in fiscal 1996, BC Great Lakes paid to the Company approximately $7.6 million in interest on its loan with the Company. The Company believes that the terms of the area development and franchise agreements with BC Great Lakes are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BC Great Lakes are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  BC NORTHWEST, L.P. BC Detroit/Seattle holds limited partnership interests in BC Northwest, L.P. ("BC Northwest"), the Company's area developer in the Seattle/Tacoma, Spokane and Portland ADIs. In fiscal 1996, BC Northwest paid to the Company an aggregate of approximately $3.4 million in development, franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, in fiscal 1996, BC Northwest paid to the Company approximately $2.3 million in interest on its loan with the Company and approximately $.6 million for the purchase of a warrant to purchase shares of Common Stock. The Company believes that the terms of the area development agreement and franchise agreements with BC Northwest are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BC Northwest are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  BC BOSTON, L.P. Lawrence Beck and entities controlled by him own all of the equity interest in BC Boston, L.P. ("BC Boston"), the Company's area developer for the Boston metropolitan area. In fiscal 1996, BC Boston paid to the Company an aggregate of approximately $3.4 million in development, franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, in fiscal 1996, BC Boston paid to the Company approximately $2.8 million in interest on its loan with the Company and approximately $.6 million for the purchase of a warrant to purchase shares of Common Stock. The Company believes that the terms of the area development agreement and franchise agreements with BC Boston are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BC Boston are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money and sold assets.

  BCE WEST, L.P. Lawrence Beck and entities controlled by him own a majority of the limited partnership interests and all of the general partnership interests of BCE West, L.P. ("BCE West"), the Company's area developer for the Denver, Colorado Springs, Phoenix, Tucson, Las Vegas, Albuquerque and Salt Lake City ADIs. In fiscal 1996, BCE West paid to the Company an aggregate of approximately $5.8 million in franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, for the Company's 1996 fiscal year, BCE West paid to the Company approximately $3.4 million in interest on its loan with the Company and approximately $1.1 million for the purchase of a warrant to purchase shares of Common Stock. The Company believes that the terms of the franchise agreements with BCE West are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BCE West are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  BC EQUITY FUNDING, L.L.C. Through December 29, 1996, BCEF had invested an aggregate of $58.3 million in certain area developers in the form of 10% cumulative preferred equity, redeemable by the area developers at a premium initially equal to 10% of the initial issue price, to be increased by 2% each year up to a maximum of 20% of the initial issue price plus accrued dividends (the "Redemption Price"). In the event the Company's conversion and option rights under its secured loan agreement with any such area developer expire unexercised and the Company does not consent to the area developer's request to undertake a firm commitment underwritten public offering of such area developer's equity, the Company has agreed to purchase the preferred equity from BCEF at the Redemption Price. Messrs. Beck, Link, Nadhir, Stephens and Shearer, each own a direct equity interest in BCEF and Messrs. Buntrock and Pedersen own indirect equity interests as limited partners of partnerships that have invested directly in BCEF. Such interests aggregate a minority of the outstanding equity interest in BCEF.

  MARKET PARTNERS, L.L.C. On September 16, 1996, Market Partners, a Delaware limited liability company, raised $76.5 million to invest in certain area developers of the Company. As part of such investments, twelve area developers of the Company sold to Market Partners warrants to purchase 7% of the fully diluted common equity of such area developers. The terms of each such warrant permit the Company, at its option, to purchase such warrant from Market Partners for a specified period after the Company makes a "controlling interest acquisition" of such developer. A "controlling interest acquisition" is defined as the acquisition by the Company of an equity interest in such area developer that would require it, for accounting purposes, to consolidate the financial results of such area developer or report such results under the equity method of accounting, or the acquisition of a designated percentage of the Boston Market stores developed by such area developer. The price to be paid by the Company for each warrant is a formula price based on the area developer's earnings before interest, taxes, depreciation and amortization for a specified period preceding such purchase. If the Company elects not to purchase from Market Partners the warrant of an area developer and the warrant is exercised, the operating agreement for the area developer provides that the equity held by all common equity holders of such area developer will be adjusted so that only the Company and its affiliates will experience the dilution of their equity holdings resulting from such exercise. In addition, the Company has covenanted that it will not in such event, until such time as it has purchased from Market Partners warrants of area developers having a specified number of Boston Market stores whose results are taken into account in determining the purchase price paid by the Company for the warrants (i) make any distribution of any kind to the Company or any of its subsidiaries in respect of the common equity of such area developer (except certain minimum tax distributions) or (ii) make any payment in respect of the principal amount of any intercompany loan or advance. This covenant does not prohibit payment of any other fee, cost, expense, royalty, deposit, advertising contribution, software license fee or interest payment made in connection with the area developer being a franchisee or area developer of, or a borrower from, the Company. Messrs. Buntrock, Link, Pedersen, Stephens, Zwain and John Todd, Chief Financial Officer of the Boston Market division, each own a direct equity interest in Market Partners.

  Market Partners also has or will have the right to receive from area developers in which it has made or intends to make investments, five-year warrants to purchase an aggregate of 750,000 shares of the Company's Common Stock at an exercise price of $25 per share. Such warrants were purchased by the area developers from the Company pursuant to a warrant purchase agreement dated July 18, 1996 for an aggregate cash purchase price of $7,327,500. Under the terms of Market Partners' limited liability company agreement, Market Partners is obligated to distribute such warrants to its equity owners within a specified period after Market Partners' receipt thereof. Based on their current ownership interest in Market Partners, the following executive officers and directors of the Company would be entitled to receive warrants from Market Partners exercisable for the following number of shares of Common
Stock: Mr. Buntrock--24,510 shares; Mr. Link--2,451 shares; Mr. Pedersen-- 24,510 shares; Mr. Stephens--9,804 shares; Mr. Todd--4,902 shares; and Mr. Zwain--9,803 shares.

EINSTEIN /NOAH BAGEL CORP.

  In March 1995, the Company made an investment in ENBC, which was created through the combination of a number of leading regional bagel retailers. The Company currently owns approximately 17.3 million shares (representing approximately 53.1% at March 17, 1997) of the outstanding common stock of ENBC. ENBC has granted to the Company an option to purchase newly issued shares of ENBC common stock (for cash or registered shares of the Company's Common Stock) that permits the Company to maintain ownership of up to 52% of the outstanding shares of ENBC common stock (the "ENBC Option"). In the event payment is made in registered shares of the Company's Common Stock, the Company has agreed to guarantee the price at which those shares can be sold at the market within a limited time period. The ENBC Option will terminate if (i) the Company sells or transfers shares of ENBC common stock and as a result owns less than a majority of the then outstanding shares of ENBC's voting stock or (ii) the percentage of outstanding shares of voting stock of ENBC owned by the Company is reduced below 50% other than as a result of the Company's voluntary sale or transfer of shares of ENBC common stock and the Company fails to acquire a sufficient number of shares of ENBC common stock so that it owns at least a majority of the then outstanding shares of voting stock of ENBC by July 31 of the calendar year next following the calendar year in which such reduction occurs. In calculating the percentage ownership of voting stock of ENBC owned by the Company for purposes of the ENBC Option, such calculation excludes from ownership by the Company (i) 701,177 shares of ENBC common stock subject to options granted by the Company, (ii) any shares of ENBC common stock held by officers, directors or employees of the Company, and (iii) any shares of ENBC common stock held by any person or entity that would not be counted under generally accepted accounting principles in determining whether the Company owns a majority of the voting stock for consolidated financial statement reporting purposes. Pursuant to such calculation, as of March 17, 1997, the Company owned approximately 50.8% of the outstanding common stock of ENBC and has the right to purchase 838,822 shares of common stock of ENBC at prices ranging from $25.29 to $30.75 per share. ENBC also granted to the Company pursuant to a registration rights agreement, five demand and unlimited piggyback registration rights under the Securities Act with respect to shares of ENBC common stock owned by the Company.

  The Company and ENBC are parties to a $50.0 million unsecured, subordinated, non-convertible loan agreement. Interest on the loan is based on the reference rate of Bank of America Illinois plus applicable margin.

Any borrowings outstanding under the facility are payable by ENBC on June 15, 2003. During fiscal 1996, the Company and ENBC were also parties to a convertible secured loan agreement and several fee service agreements, pursuant to which the Company provided ENBC with certain infrastructure support services, including accounting and administration services, financial services, real estate services and computer and communication services. During fiscal 1996, ENBC paid the Company an aggregate of approximately $10.2 million pursuant to such agreements. The Company continues to provide ENBC with certain accounting and administration and computer and communications services pursuant to such agreements. ENBC and the Company are also parties to two subleases, pursuant to which ENBC is entitled to the non-exclusive use of aircraft leased by the Company from unaffiliated third party leasing companies. ENBC paid the Company an aggregate of approximately $.5 million under the two subleases. In addition, the Company subleases to ENBC approximately 38,000 square feet of office space (and certain common areas, including parking areas) for ENBC's support center located in Golden, Colorado. The sublease currently provides for rental payments of $38,000 per month and has an initial term of 15 years expiring in August 2011. The Company's agreements with ENBC were negotiated at arms' length and the Company believes that terms of such agreements are as favorable to the Company as those that it would have with an unaffiliated third party.

  Bagel Store Development Funding, L.L.C. ("Bagel Funding"), a Delaware limited liability company, was formed in December 1995 to invest in area developers of ENBC. Through December 29, 1996, Bagel Funding had raised $90.0 million (including an aggregate of $15.0 million in subscriptions receivable) and had invested a total of $70.2 million in ENBC area developers. Bagel Funding has the right to require an area developer to redeem Bagel Funding's equity interest in such area developer at a pre-determined formula price based on the store level cash flow of the area developer in the event: (i) ENBC acquires a majority equity interest in the area developer pursuant to the exercise of its conversion or option rights under the area developer's secured loan agreement; (ii) ENBC does not consent to the area developer's request to undertake a firm commitment underwritten public offering of such area developer's equity after ENBC's conversion and option rights under its loan agreement with the area developer have expired unexercised; or (iii) ENBC does not consent to the area developer's request to terminate the area developer's area development and franchise agreements with ENBC after ENBC's conversion and option rights under its loan agreement with the area developer have expired unexercised. In the event the area developer does not redeem Bagel Funding's equity interest when required to do so, ENBC will be obligated to purchase from Bagel Funding its equity interest in the area developer at the same price applicable to the area developer. ENBC is currently the manager of Bagel Funding, but has no equity interest in Bagel Funding. Scott Beck, Peer Pedersen and Laurence Zwain own direct equity interests in Bagel Funding and Mr. Buntrock owns an indirect equity interest as a partner of a partnership that invested directly in Bagel Funding. Such interests aggregate a minority of the outstanding equity interest in Bagel Funding.

  In fiscal 1996, ENBC area developers paid to the Company an aggregate of $4,438,900 in software license and accounting fees pursuant to agreements for such services between the Company and the ENBC area developers. The Company believes that the terms of such agreements are as favorable to the Company as the terms of similar agreements between the Company and the Company's area developers.

  In connection with ENBC's initial public offering in August 1996, executive officers and directors of the Company purchased an aggregate of 51,862 shares of ENBC common stock from ENBC in a concurrent non-underwritten public offering at the initial public offering price net of the underwriters' discount as follows: Mr. Beck--8,612; Mr. Donald J. Bingle, former Vice President, General Counsel and Secretary--2,500 shares; Mr. Buntrock--2,000 shares; Mr. Goldston--3,750 shares; Mr. Greenberg--12,500 shares; Mr. Harreld--2,500 shares; Mr. Jacobson--500 shares; Mr. Link--2,500 shares; Mr. Nadhir--2,500 shares; Mr. Pedersen--2,000 shares; Mr. Shearer--2,500 shares; Mr. Sprague--2,500 shares; Mr. Stephens--2,500 shares; Mr. Todd--2,500 shares; and Mr. Zwain--2,500 shares. Mr. Greenberg paid the initial public offering price for 5,000 of the shares owned by him.

PROGRESSIVE FOOD CONCEPTS, INC.

  The Company has provided Progressive Food Concepts, Inc. ("PFCI") with a $17.0 million secured loan that is convertible, after a moratorium period and subject to PFCI meeting certain financial performance criteria, into a majority equity interest in PFCI. PFCI was formed to capitalize on emerging trends in the food buying habits of today's consumers in the ready-to-heat/cook prepared foods and specialty perishables market segments. Saad Nadhir, former Co-Chairman of the Board and President of the Company, and Scott Beck each own a 48.75% equity interest in PFCI. Messrs. Beck and Nadhir have expressed their intention to transfer a portion of their shares of PFCI common stock to other persons, who may include management and employees of PFCI, employees of the Company or its subsidiaries who become involved with PFCI's business through arrangements between PFCI and the Company, area developers of the Company and other private equity investors in PFCI.

STOCK OPTION AGREEMENTS

  In April 1996, the Company granted options to Messrs. Stephens and Zwain to purchase 78,336 and 62,667 shares of common stock of ENBC owned by it, respectively, at exercise prices of $6.38 per share. Each option is for a term of five years and becomes exercisable with respect to 10% of the total number of shares on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant, and the balance on the fourth anniversary of the date of grant.

  In April 1996, the Company also granted an option to Mr. Goldston to purchase 344,673 shares of common stock of ENBC owned by it at an exercise price of $6.38 per share. Shares representing 34% of the total option were immediately exercisable, and an additional 33% of the total option becomes exercisable on each of the first and second anniversaries of the date of grant.

  In July 1996, the Company granted options to Messrs. Nadhir and Todd to purchase 156,740 and 19,593 shares of common stock of ENBC owned by it, respectively, at exercise prices of $6.38 per share. Each option is for a term of five years and becomes exercisable with respect to 10% of the total number of shares on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant, and the balance on the fourth anniversary of the date of grant.

CONSULTING AND OTHER AGREEMENTS

  In fiscal year 1996, the Company granted to Mr. Goldston options under the 1995 Plan to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $27.9375 per share, the fair market value of the Common Stock on the date of grant. Such options vest in accordance with the terms of the 1995 Plan. In addition, the Company granted to Mr. Goldston options (outside of the Company's employee option plans) to purchase an additional 100,000 shares of Common Stock at an exercise price of $16.00 per share, the fair market value of the Common Stock on the date of the grant. Such options are currently exercisable. In consideration for certain consulting services rendered to the Company by Mr. Goldston and a consulting firm of which Mr. Goldston was a principal, the Company has paid an aggregate of $1,818,086 to such firm for consulting services rendered during fiscal years 1995 and 1996.

  In April 1996, Mr. Goldston entered into a letter agreement with ENBC in connection with his appointment as President and Chief Executive Officer of ENBC, pursuant to which ENBC has agreed to pay Mr. Goldston a base salary of $360,000 per year, with a guaranteed bonus of $400,000 for fiscal year 1996. For fiscal year 1997, Mr. Goldston will be eligible for a $400,000 bonus from ENBC, the receipt of which will be based upon the achievement of mutually agreed upon reasonable performance goals. In addition, ENBC granted Mr. Goldston options to purchase 114,030 shares of ENBC common stock at an exercise price of $10.52 per share, the fair market value of the ENBC common stock on the date of grant. Beginning in fiscal year 1997, Mr. Goldston will be eligible for an annual stock option grant from ENBC to purchase, at a minimum, that number of shares of ENBC common stock that have an aggregate exercise price of $800,000. In connection with his employment, Mr. Goldston also purchased 28,508 shares of ENBC common stock from ENBC at a purchase price of $10.52 per share, the fair market value of the ENBC common stock on the date of purchase.

  In August 1996, the Company entered into a letter agreement with Jeffry J. Shearer in connection with his resignation as a Vice-Chairman of the Board and a director of the Company, pursuant to which the Company agreed that all options granted him under the Company's 1991 Plan and 1995 Plan would continue to vest in accordance with the terms of such Plans, unless otherwise determined by the Company. As of December 29, 1996, Mr. Shearer had options to purchase 747,502 shares of Common Stock subject to continued vesting pursuant to the terms of the 1991 Plan and the 1995 Plan.

  In November 1996 the Company entered into a consulting agreement with Donald
J. Bingle in connection with his resignation as Vice President, General Counsel and Secretary of the Company, pursuant to which Mr. Bingle agreed to continue as a part-time employee of the Company until February 14, 1997. During such period, Mr. Bingle continued to receive his base salary. Pursuant to the consulting agreement, Mr. Bingle resigned from the employment of the Company effective February 14, 1997 and agreed, upon the Company's request, to provide information, advice, and assistance to the Company concerning matters that were within the scope of his knowledge and expertise during the course of his employment by the Company. The initial term of the consulting agreement expires February 14, 1998, provided that it will be automatically extended for successive one year periods unless either party gives the other written notice of termination at least sixty days prior to the applicable expiration date. In consideration for such services, Mr. Bingle will be entitled to receive a consulting fee at an annual rate of $50,000, plus reimbursement of reasonable expenses. In addition, the Company has agreed that during the term of the consulting agreement, all options granted to Mr. Bingle under the Company's 1991 Plan, 1995 Plan and any successor or subsequent similar plan under which he receives or holds options would continue to vest in accordance with the terms of such Plans. As of December 29, 1996, Mr. Bingle had options to purchase 230,459 shares of Common Stock subject to continued vesting pursuant to the terms of the 1991 Plan and the 1995 Plan. The Company has also agreed, in the event any broad-based grant of stock options shall be made to employees of the Company generally, to recommend to the Stock Option Committee of the Board of Directors that Mr. Bingle receive a grant of stock options having a value equal to two times his then current salary or annual consulting fee, as applicable based upon the timing of such grant.

  In December 1996, the Company entered into a letter agreement with Thomas R. Sprague in connection with his resignation as Executive Vice President of the Company, pursuant to which the Company agreed that all options granted him under the Company's 1991 Plan and 1995 Plan would continue to vest in accordance with the terms of such Plans until January 31, 1998. As of December 29, 1996, Mr. Sprague had options to purchase 90,050 shares of Common Stock subject to continued vesting pursuant to the terms of the 1991 Plan and the 1995 Plan.

  With respect to Messrs. Bingle, Nadhir, Shearer and Sprague, information required to be included herein is presented for the periods during which such persons were executive officers and/or directors of the Company.

LOANS TO EXECUTIVE OFFICERS

  On April 23, 1996, the Company made a loan to Mr. Todd in the principal amount of $100,000, the proceeds of which were used by Mr. Todd to finance relocation costs. Interest on the principal amount of the loan accrues at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable on April 22, 2000. The largest amount outstanding under the loan during 1996 was $100,000.

  On February 5, 1997, the Company made a loan to Mr. Link in the principal amount of $100,000, the proceeds of which were used by Mr. Link to repay other indebtedness. Interest on the principal amount of the loan accrues at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable on March 1, 2002.

BOWANA AVIATION, INC.

  During the fiscal year ended December 29, 1996, the Company and ENBC made payments in an aggregate amount of $282,000 to Bowana Aviation, Inc. ("Bowana") pursuant to lease agreements between Bowana and the Company and ENBC for the use of Bowana's aircraft. Such lease agreements were terminated in July 1996. Mr. Beck and Lawrence Beck own Bowana. The Company believes that the terms of its use of Bowana's aircraft were at least as favorable to the Company as those it could have obtained from an unaffiliated party.

                 AMENDMENT TO 1995 EMPLOYEE STOCK OPTION PLAN

  General. On February 10, 1997, the Board of Directors of the Company adopted and approved, subject to stockholder approval, an amendment to the Company's 1995 Plan to increase the total number of shares authorized by the 1995 Plan by 3,000,000 shares, thereby increasing the number of shares which would be available for the exercise of options from 3,000,000 to 6,000,000. No other provisions of the 1995 Plan were amended. The 1995 Plan was originally adopted and approved by stockholders on May 14, 1996. A copy of the above-described amendment to the 1995 Plan is attached hereto as Exhibit A to this Proxy Statement. At March 17, 1997 options to purchase 2,841,294 shares of Common Stock had been granted under the 1995 Plan.

  Summary of the 1995 Plan. The following summary describes the principal provisions of the 1995 Plan.

  The purpose of the 1995 Plan is to benefit the Company by offering certain present and future employees, officers, and consultants of the Company and its subsidiaries, if any, a favorable opportunity to become holders of Common Stock over a period of years, thereby giving them a long-term stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company. Under the 1995 Plan, eligible persons may be granted options to purchase an aggregate of not more than 3,000,000 shares of the Company's Common Stock. The maximum number of shares granted under the 1995 Plan to any individual in any calendar year shall in no event exceed 300,000. As of March 17, 1997, there were 219,105 shares of Common Stock available for option grants under the 1995 Plan. In the event that the amendment is approved by stockholders, an additional 3,000,000 shares of Common Stock will be available for option grants under the 1995 Plan. Such options are not intended to be treated as incentive stock options as defined in Section 422 of the Code. On March 26, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market (as reported by THE WALL STREET JOURNAL (Western Edition)) was $32 per share.

  The 1995 Plan is administered by the Stock Option Committee (the "Committee"), which consists of two members of the Board of Directors who are "non-employee directors," as such term is defined under Rule 16b-3 of the Exchange Act, and "outside directors," as such term is defined under Section 162(m) of the Code.

  The Committee may grant options under the 1995 Plan to eligible employees, officers, and consultants of the Company and its subsidiaries selected initially and from time to time thereafter by the Committee based on the importance of their services; provided, however, that the maximum number of shares subject to all options granted to any individual in any calendar year shall in no event exceed 300,000. Eligible individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion.

  Options granted under the 1995 Plan have a term of 10 years and no options under the 1995 Plan may be granted after December 7, 2005. Options may not be transferred other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order. At the time such restriction on transferability pursuant to Section 16 of the Exchange Act is no longer required, the Committee has the discretion to permit the assignment or transfer of an option on such terms and conditions as the Committee may deem necessary or appropriate or as otherwise required by applicable law.

  Options granted under the 1995 Plan become exercisable with respect to 10% of the total number of shares subject to the option on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant, and the balance on the fourth anniversary of the date of grant. The Committee has the discretion to accelerate the exercisability of any option subject to such terms and conditions as the Committee deems necessary, including a requirement that the optionee grant the Company an option to repurchase all or a portion of the shares issued upon exercise of the accelerated option for their fair market value on the date of grant. If an option expires or is terminated or canceled unexercised as to any shares, such shares may be optioned again. Shares subject to options may be made available from unissued or reacquired shares of Common Stock.

  In the event the relationship between the Company and an officer or employee who is an optionee is terminated for any reason other than death, permanent disability, or retirement, such optionee's option, to the extent the option is exercisable on the date of termination, shall expire and all rights to purchase shares pursuant thereto shall terminate fifteen days after termination of employment (or upon the scheduled termination of the option, if earlier); provided, however, that the Committee may, in its sole discretion, permit any option to remain exercisable for a term after such fifteen-day period (but in no event beyond its specified term) subject to such terms and conditions, if any, as determined by the Committee in its sole discretion, with respect to that portion of the option that was exercisable on the date of such termination (or with respect to such greater portion as to which the Committee determines (i) may vest in accordance with the vesting schedule set forth in the 1995 Plan or (ii) to accelerate exercisability).

  In the event of termination of said relationship because of death or permanent disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as subsequently amended), the option may be exercised in full (to the extent not previously exercised) without regard to the vesting schedule set forth in the 1995 Plan, by the optionee or, if he or she is not living, by his or her heirs, legatees, or legal representative, as the case may be, during its specified term prior to two years after the date of death or permanent disability. In the event of termination of employment because of early, normal, or deferred retirement under an approved retirement program of the Company (or other plan or arrangement as may be approved by the Committee, in its discretion, for this purpose), the option may be exercised by the optionee (or, if he or she dies after such retirement, by his or her heirs, legatees, or legal representative, as the case may be), to the extent that any portion thereof would be exercisable on the date of such retirement (or with respect to such greater portion as determined by the Committee), at any time during its specified term prior to one year after the date of such retirement.

  Except as otherwise determined by the Committee, upon the termination of a relationship between the Company or any subsidiary and a consultant who is an optionee, such optionee's option shall expire and all rights to purchase shares pursuant thereto shall terminate.

  The exercise price of options granted under the 1995 Plan is the fair market value of the shares of Common Stock on the date of the grant. The exercise price is payable in cash, by check, by a promissory note in a form specified by the Committee and payable to the Company no later than 15 business days after the exercise date, or, if approved by the Committee, by shares of Common Stock of the Company, by a surrender of another option under the 1995 Plan, or by a combination of these payment methods. In the event that shares of Common Stock are changed by a stock dividend, split, or combination of shares, merger, consolidation, or reorganization of the Company with any other corporation or corporations in which holders of the Common Stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made to the number or kind of shares subject to the 1995 Plan and to the exercise price.

  The Committee may require an optionee to satisfy any tax withholding obligation upon exercise and may permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such option, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Stock, other securities or property, or other forms of payment, or any combination thereof, owned by such participant, or a portion of such forms of payment that would otherwise be distributed, or has been distributed, as the case may be, pursuant to such option to such participant, having a fair market value equal to the amount of such taxes).

  The Committee may amend or discontinue the 1995 Plan at any time, provided that no amendment or discontinuance may, without the consent of the optionee, change or impair any option previously granted or, without the approval of stockholders, materially increase the benefits accruing to participants under the 1995 Plan, materially increase the number of securities which may be issued under the 1995 Plan, or materially modify the requirements as to eligibility for participation in the 1995 Plan. In any event, the Committee may not amend provisions of the 1995 Plan relating to the amount and price of securities to be issued under the 1995 Plan, or the timing of such issuances, more than once every six months, other than to comport with relevant changes in the law.

  FEDERAL INCOME TAX CONSEQUENCES OF THE 1995 PLAN. The following is a brief summary of the current federal income tax rules relevant to stock options issued under the 1995 Plan. These rules are subject to change in the future.

  Options granted or to be granted under the 1995 Plan are, or will be, non-qualified stock options ("NQO"). In general, an optionee will not recognize any taxable income, and the Company will not be entitled to a deduction, upon the grant of an NQO. Upon the exercise of an NQO where the exercise price is paid in cash, the optionee will recognize ordinary income (subject to wage and employment tax withholding) equal to the excess of the fair market value of the shares acquired over the option exercise price. The amount of such excess is generally determined by reference to the fair market value of the Common Stock on the date of exercise. However, in the case of an optionee subject to six month short-swing profit liability under Section 16(b) of the Exchange Act (a "16(b) Person") (typically, executive officers, directors, and major stockholders of the Company), such excess is determined by using the fair market value on the later of the date of exercise or the date six months after the date of grant, unless such optionee elects to be taxed based on the fair market value of the Common Stock on the date of exercise by filing an appropriate election with the Internal Revenue Service within 30 days after the exercise date. Such Section 16(b) liability is unlikely to attach because, under recently enacted rules, liability is incurred only if a 16(b) Person exercises an option and sells the Common Stock within six months of the date of the option grant. An optionee's basis in the underlying stock received will equal such stock's fair market value on the date of exercise (or on the date six months after the date of grant, if later, in the case of an optionee who is a 16(b) Person and who makes no such election). The Company will be entitled to a deduction (subject to the $1 million cap described below, if applicable) equal to the ordinary income taxable to the optionee in the year of exercise.

  Upon the sale of shares acquired pursuant to the exercise of an NQO, such optionee will recognize capital gain or loss equal to the difference between the selling price of the shares and the optionee's basis in the shares. Such capital gain or loss will be long-term gain or loss if the optionee has held the shares for more than one year. In the case of an optionee who is a 16(b) Person and who does not make the election described above, any such capital gain will be long-term only if the stock has been held for more than one year after the later of the exercise date or the date six months after the date of grant. The Company will not be entitled to any deduction with respect to any capital gain recognized by the optionee.

  If an optionee surrenders previously acquired shares of Common Stock, however acquired, in payment of all or part of the option exercise price of an NQO, the optionee will not, as a result of such delivery, recognize gain or loss for federal income tax purposes on the shares surrendered. The optionee's tax basis in, and holding period for, the previously acquired stock surrendered will carry over to an equal number of the shares of Common Stock received on a share-for-share basis. The fair market value of the shares received in excess of the shares surrendered will constitute compensation taxable to the optionee as ordinary income. Such fair market value will be determined on the date of exercise, except in the case of 16(b) Persons as discussed above. The tax basis for such shares will equal their fair market value as so determined, and such shares' holding period for federal income tax purposes begins on the date on which the fair market value of such shares is determined. The Company will be entitled to a tax deduction (subject to the $1 million cap described below, if applicable) equal to the compensation income recognized by the optionee.

  A publicly held corporation may not, subject to certain exceptions, deduct for federal income tax purposes in any taxable year certain compensation paid to certain executives in excess of $1 million for each such executive (the "$1 million cap"). The Company believes that under recently promulgated regulations, the $1 million cap will be inapplicable to options granted under the 1995 Plan.

  OPTIONS GRANTED UNDER THE 1995 PLAN. As of March 17, 1997, the Company had options outstanding for an aggregate of 2,779,585 shares of Common Stock under the 1995 Plan at a weighted average exercise price of $29.215 per share. The following table sets forth certain information with respect to options granted under the 1995 Plan through March 17, 1997. See "Executive Compensation-- Option Grants in Last Fiscal Year".

                                                                     NUMBER OF
                                                                       SHARES
                                                                     UNDERLYING
                         NAME AND POSITION                            OPTIONS
                         -----------------                           ----------
Scott A. Beck......................................................     92,403
 Chairman of the Board, President and Chief Executive Officer
Saad J. Nadhir.....................................................     66,961
 Former Co-Chairman and President
Mark W. Stephens...................................................     83,922
 Vice Chairman and Chief Financial Officer
Laurence M. Zwain..................................................    283,922
 Vice Chairman, President and Chief Executive
 Officer of the Company's Boston Market division
Mark A. Link.......................................................     28,036
 Vice President--Financial Reporting
Thomas R. Sprague..................................................     11,823
 Former Executive Vice President
All executive officers serving as of March 17, 1997 as a group (5
 persons)..........................................................    605,117
All directors who are not executive officers as a group (6
 persons)..........................................................    125,362
All eligible employees who are not executive officers or associates thereof and consultants as a group (approximately 525 persons)....  2,110,755

  APPROVAL OF AMENDMENT TO THE 1995 PLAN. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting is necessary to approve the Amendment to the 1995 Plan. Unless otherwise instructed, properly executed proxies which are returned in a timely manner will be voted in favor of adoption of the Amendment to the 1995 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 PLAN.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has selected the accounting firm of Arthur Andersen LLP to serve as the independent auditors of the Company for its current fiscal year ending December 28, 1997, pursuant to the recommendation of the Audit Committee. Arthur Andersen LLP has served as the Company's independent auditors since 1992. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                            SOLICITATION OF PROXIES

  Proxies will be solicited by the Board of Directors through the use of the mail. Proxies may also be solicited by directors, officers, and a small number of other employees of the Company personally or by mail, telephone, facsimile, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them and the Company has hired Morrow & Co., Inc. to coordinate the solicitation of proxies by and through such holders for a fee of approximately $5,000 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by the Company.

        SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 1998 Annual Meeting must do so no later than December 2, 1997. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. In addition, the Company's bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of the Company at the principal executive offices of the Company not less than 30 nor more than 60 days prior to the meeting date; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder notice, in order to be timely, must be received prior to the date of the meeting and not later than the close of business on the tenth day following the day on which notice or disclosure of the meeting date has been given or made. The stockholder notice must include the stockholder's name and address as it appears on the Company's records and the class and number of shares of the Company's capital stock beneficially owned by such stockholder on the record date for the meeting. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

                                 OTHER MATTERS

  Management knows of no other matters to be brought before the annual meeting other than those described above. If any other business should come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares in accordance with their best judgment on any such matter.

                                    GENERAL

  It is important that proxies be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to date, sign, and return without delay your proxy card in the enclosed addressed envelope.

                                          By Order of the Board of Directors


                                          /s/ Scott A. Beck
                                          Scott A. Beck
                                          CHAIRMAN OF THE BOARD, PRESIDENT
                                          AND CHIEF EXECUTIVE OFFICER

                                                                       EXHIBIT A

                              BOSTON CHICKEN, INC.

                  AMENDMENT TO 1995 EMPLOYEE STOCK OPTION PLAN

  1. The first sentence of Section 4 of the 1995 Employee Stock Option Plan (the "Plan") of Boston Chicken, Inc. (the "Company") is hereby amended and restated to read in its entirety as follows:

  "The Committee may grant options under which up to a total of 6,000,000 shares of the Common Stock may be purchased from the Company, subject to adjustment as provided in Section 11."

  2. Except as provided in paragraph 1 above, the Plan shall remain unchanged and in full force and effect.

         --                                                        --

REVOCABLE                                                             REVOCABLE
PROXY                                                                     PROXY
                             BOSTON CHICKEN, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders on May 13, 1997--10:00 a.m. Mountain Time

  The undersigned hereby appoints Scott A. Beck and Mark W. Stephens, or either of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of Boston Chicken, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 13, 1997, at 10:00 a.m., Mountain Time, at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado, and at any and all postponements and adjournments thereof, as follows:

  This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted FOR each of the nominees listed and FOR the proposal to approve an amendment to the Company's 1995 Employee Stock Option Plan. If any other business is presented at the Annual Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the Annual Meeting.

               [_] Check here if you plan to attend the Annual Meeting.

 PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                 (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                             BOSTON CHICKEN, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


                                                                         For All
1. Election of Directors. Nominees: Scott A. Beck,           For Withheld Except
   Dean L. Buntrock, Mark R. Goldston, Arnold C. Greenberg,  [_]    [_]     [_]
   J. Bruce Harreld, M Howard Jacobson, Peer Pedersen
   Mark W. Stephens, and Laurence M. Zwain

   --------------------------------------------------------
   (Except nominee(s) written above.)

2. Proposal to approve an amendment to the                   For Against Abstain
   Company's 1995 Employee Stock Option Plan.                [_]    [_]     [_]

3. In their discretion, on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S 1995 EMPLOYEE STOCK OPTION PLAN.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 1, 1997, and the Annual Report to Stockholders.

Dated:                         ,1997
      -------------------------

Signature(s)
            ------------------------

--------------------------------------------------------------------------------
Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, or general partner, please give your full title. if shares are held jointly, each holder may sign but only one signature is required.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .